FLAHERTY & CRUMRINE FUNDS
Flaherty & Crumrine Preferred Income Opportunity Fund

EXHIBIT TO ITEM 77Q1
Policies with respect to security investments

The following Investment Policy Modification is incorporated by reference in Flaherty & Crumrine
Preferred Income Opportunity Fund Form Type 8-K, dated
February 3, 2011 (Accession No. 0000950123-11-008745).